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                                                                    EXHIBIT 99.3

                                                           Contact: Larry Dorman
                                                                    760-931-1771

                    CALLAWAY GOLF APPOINTS TWO NEW DIRECTORS

        CARLSBAD, Calif./June 8, 2001/ Callaway Golf Company (NYSE:ELY) announced today that Ronald A. Drapeau and Ronald S. Beard have been appointed to serve as Directors of the Company.

        Mr. Drapeau was elected President and CEO of Callaway Golf on May 15, 2001, following the retirement of company founder and current Chairman, Ely Callaway. Mr. Drapeau joined the Company in 1996, and has served in a variety of positions since that time, including Senior Executive Vice President, Manufacturing. His new term as a Director will run until the next annual meeting of shareholders or until replaced.

        Mr. Beard is a partner in the law firm of Gibson, Dunn & Crutcher, and has been general outside counsel to the Company since 1998. Mr. Beard is Chairman of Gibson, Dunn & Crutcher and was its firmwide Managing Partner from 1991 until mid-1997. He has over 30 years of experience as a business lawyer advising corporate clients. As a Director, Mr. Beard will no longer provide legal services to the Company, although it is expected that his firm will continue to provide such services as requested. His term as a Director will also run until the next annual meeting of shareholders or until replaced.

        "We are very pleased to make these fine additions to our Board," said Mr. Callaway. "Both these gentlemen have extensive experience with the Company that will be very useful and permit a smooth transition. I know that all of the other Board members and the shareholders join me in supporting these appointments."

        Mr. Drapeau and Mr. Beard will be filling seats made vacant by the recent resignations of Charles J. Yash and Aulana L. Peters. Mr. Yash resigned from the Board effective May 31, 2001, when he also resigned as Senior Executive Vice President, Growth in Golf, to pursue other opportunities. Mrs. Peters resigned effective June 6, 2001.

        "Aulana's service and counsel has been very useful during an exciting period in the Company's history," added Mr. Callaway. "We appreciate her hard work and dedication these past five years, and expect to maintain a close and warm relationship with her as a friend of the Company in the future."

        Mr. Drapeau will also serve on the Board's Finance Committee, while Mr. Beard will serve on the Board's Audit, Compensation and Management Succession, and Finance Committees.

Callaway Golf Company makes and sells Big Bertha(R) Metal Woods and Irons, including Big Bertha ERC(R) II Forged Titanium Drivers, Big Bertha Hawk Eye(R) VFT(TM) and Big Bertha Hawk Eye VFT Pro Series Titanium Drivers and Fairway Woods, Big
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Bertha Steelhead Plus(TM) Stainless Steel Drivers and Fairway Woods, Hawk Eye
Tungsten Injected(TM) Titanium Irons, Steelhead(TM) X-14(R) and Steelhead X-14 Pro Series Stainless Steel Irons. Callaway Golf Company also makes and sells Odyssey(R) Putters, including White Hot(R), TriHot(TM), and Dual Force(R) Putters. Callaway Golf Company makes and sells the Callaway Golf(R) "Rule 35"(R) Firmfeel(TM) and Softfeel(TM) golf balls, and the CB1(TM) Red and CB1 Blue golf balls. For more information about Callaway Golf Company, please visit our Web sites at www.callawaygolf.com and www.odysseygolf.com.